UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 2, 2007

LookSmart, Ltd.

(Exact name of registrant as specified in its charter)

Delaware	000-26357	13-3904355
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

625 Second Street

San Francisco, CA 94107

(Address of principal executive offices, with zip code)

(415) 348-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(a) On July 27, 2007, David Hills, the President, Chief Executive Officer and a member of the board of directors of LookSmart, Ltd. (the “Company”), resigned as an employee and director of the Company effective as of August 1, 2007. Mr. Hills did not resign as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On August 2, 2007, Mr. Hills and the Company entered into a Severance Agreement and General Release (the “Release Agreement”). The Release Agreement set forth the terms and provisions of termination of Mr. Hills’s employment with the Company as well as certain severance payments by the Company to Mr. Hills following such termination. Pursuant to the Release Agreement, among other terms and conditions, Mr. Hills executed a release with respect to any claims or causes of action relating to Mr. Hills’s employment by the Company, to the termination thereof or to the offer letter dated as of September 24, 2004 (the “Offer Letter”) under which Mr. Hills was employed. Further, the parties agreed to a twelve month non-solicitation agreement and a twelve month consulting arrangement. In consideration of a full and final settlement of any and all claims related to Mr. Hills’s employment at the Company, and subject to certain additional conditions which the Company expects will be satisfied, the Company has agreed to pay Mr. Hills a total sum of $496,640, less required withholdings and authorized deductions, representing twelve months of his annual base salary plus his actual, earned incentive bonus for the 2006 fiscal year. The payment will be paid as follows: (a) $64,570, less required withholdings and authorized deductions, will be paid in cash in one lump sum within one business day following the Effective Date of the Release Agreement, (b) $64,570, less required withholdings and authorized deductions, will be paid in one lump sum on February 1, 2008; and (c) $367,500, less required withholdings and authorized deductions, will be paid in equal installments over the twelve (12) month period commencing with the first regularly scheduled payroll date after the Effective Date of the Release Agreement, pursuant to the Company’s standard payroll policies and schedule. The Company has also agreed to continue health insurance coverage for Mr. Hills and his eligible dependents for up to 12 months from the date of termination, and has agreed to provide Mr. Hills mutually agreed upon outplacement services through February 1, 2008. The Company will also reimburse Mr. Hills for legal expenses incurred in connection with the review and execution of the Release Agreement, up to a maximum of $2,000. The Release Agreement contains other terms and provisions that are customary in agreements of similar nature.

In accordance with the Age Discrimination in Employment Act of 1967, as amended, Mr. Hills is entitled to a full 7 days following his signing the Release Agreement within which to

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revoke the Release Agreement (the “Revocation Period”). Therefore, the Release Agreement will not become effective or enforceable by either party thereto until August 10, 2007 which is the first business day following the expiration of the Revocation Period.

Mr. Hills and the Company have also agreed that Mr. Hills will provide up to twelve months of consulting services to the Company to assist in the Company’s sales efforts. Pursuant to such agreement, Mr. Hills will be paid as follows for such consulting services: (a) a monthly retainer of $10,000, (b) a $5,000 per-transaction-closed fee for mutually agreed upon transactions in each quarter of the consulting period beginning with the third mutually agreed upon transaction in each quarter, and (c) for the first six months of the consulting period, a transaction fee equal to 2.5% of the Company’s net revenues realized in the initial term of those transactions that Mr. Hills provides substantial assistance to the Company in identifying, bringing to the Company and closing. In the second six months of the consulting period, the 2.5% transaction fee referenced above will be modified based on mutual agreement, to an amount between 1% and 2%. The fee payable in subpart (c) above shall be paid based on net revenues realized by the Company over the initial term of the applicable transaction agreement, regardless of whether the consulting period ends prior to the expiration of the initial term of the transaction agreement on which the fee is based. It is expected that the consulting services to be rendered by Mr. Hills during the consulting period shall be not less than 15% and not more than 20% of the level of services provided by Mr. Hills for the Company during the period of his employment, and without the Company’s consent, Mr. Hills will not provide services that amount to less than 15% of regular full-time work hours in any given month during the consulting period.

During the consulting period, Mr. Hills’s stock options will continue to vest, and in the event there is a change of control of the Company during the consulting period, and within twelve (12) months thereafter Mr. Hills’s consulting arrangement is terminated by the Company or a successor, Mr. Hills shall be entitled to receive the accelerated vesting of the Options as originally set forth in his Offer Letter. However, upon any expiration of the consulting period without the Company’s (or its successor’s) termination thereof, and/or the expiration or termination of Mr. Hills’s options by their terms, Mr. Hills shall not receive any acceleration benefits.

The foregoing description of the Release Agreement is a summary and is qualified in its entirety by reference to the Release Agreement attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

99.1	Severance Agreement and General Release between the Company and David Hills dated August 2, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LookSmart, Ltd.
(Registrant)

By:	/s/ John Simonelli
John Simonelli
Chief Financial Officer

Date: August 6, 2007

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EXHIBIT INDEX

Exhibit No.	Description
99.1	Severance Agreement and General Release between the Company and David Hills dated August 2, 2007.

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